UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 28, 2007

DiamondRock Hospitality Company

(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 800
Bethesda, MD 20817
(Address of Principal Executive Offices) (Zip Code)

(240) 744-1150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement

On February 28, 2007, DiamondRock Hospitality Company entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) among DiamondRock Hospitality Company, DiamondRock Hospitality Limited Partnership, Wachovia Bank, National Association, Wachovia Capital Markets, LLC, Bank of America, N.A., Calyon New York Branch, The Royal Bank of Scotland PLC and Citicorp North America, Inc.  The Credit Agreement provides for a $200.0 million unsecured revolving credit agreement.

Wachovia Bank, National Association is the sole lead arranger and book manager of the Credit Agreement. Our operating partnership, DiamondRock Hospitality Limited Partnership, is the borrower under the Credit Agreement and certain of our material subsidiaries guarantee our obligations under the Credit Agreement.

The Credit Agreement has a term of 48 months.  We may extend the maturity date of the Credit Agreement for an additional year upon the payment of applicable fees and satisfaction of certain standard conditions. We also have the right to increase the amount of the Credit Agreement to $500.0 million with the lenders’ approval.

Interest is paid on the periodic advances under the Credit Agreement at varying rates, based upon either LIBOR or the alternate base rate, plus an agreed upon additional margin amount. The interest rate depends upon our level of outstanding indebtedness in relation to the value of our assets from time to time, as follows:

Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans

Less than or equal to 50% leverage	0.95%	0.0%
Greater than 50% leverage but less than or equal to 55% leverage	1.25%	0.25%
Greater than 55% leverage but less than 60% leverage	1.45%	0.45%
Greater than or equal to 60% leverage	1.55%	0.65%

In addition to the interest payable on amounts outstanding under the Credit Agreement, we are required to pay an amount equal to 0.20% of the unused portion of the Credit Agreement if the unused portion of the Credit Agreement is greater than 50% and 0.125% if the unused portion of the Credit Agreement is less than 50%.

Our Credit Agreement contains various corporate financial covenants. A summary of the most restrictive covenants is as follows:

Maximum leverage ratio	65%
Minimum fixed charge coverage ratio	1.6x
Minimum tangible net worth	$738.4 million
Unhedged floating rate debt as a percentage of total indebtedness	35%

          Our Credit Agreement requires us to maintain a specific pool of unencumbered borrowing base properties. The unencumbered borrowing base assets are subject to the following limitations and covenants:

•	A minimum of four properties with an unencumbered borrowing base value, as defined, of not less than $150 million.
•	No single borrowing base asset shall contribute more than 40% of the adjusted net operating income, as defined, of the unencumbered borrowing base.
•	Not more than 40% of the adjusted net operating income, as defined, of the unencumbered borrowing base shall be located in one MSA.
•	The minimum implied debt service ratio of the unencumbered borrowing base assets shall be greater than 1.50x.
•	Total unsecured indebtedness shall not exceed 65% of the unencumbered borrowing base asset value, as defined.

          The Credit Agreement contains representations, financial and other affirmative and negative covenants, events of default and remedies typical for this type of facility.

          The foregoing description of the Credit Agreement is qualified in its entirety by the full terms and conditions of the Credit Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03. Our operating partnership had borrowings of $21.5 million outstanding under the Credit Agreement as of February 28, 2007.

ITEM 9.01.	Financial Statements and Exhibits.

          (d)  Exhibits.

See Index to Exhibits attached hereto.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: March 5, 2007	By:	/s/ Michael D. Schecter

Michael D. Schecter
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amended and Restated Credit Agreement, dated as of February 28, 2007 by and among DiamondRock Hospitality Limited Partnership, DiamondRock Hospitality Company, Wachovia Bank, National Association, as Agent, Wachovia Capital Markets, LLC, as Sole Lead Arranger and as Book Manager, each of Bank of America, N.A., Calyon New York Branch and The Royal Bank Of Scotland PLC, as a Syndication Agent, and Citicorp North America, Inc., as Documentation Agent